Exhibit 10.3



                         AGREEMENT AND GENERAL RELEASE

          NYMAGIC, INC., New York Marine And General Insurance Company, Gotham Insurance Company, Mutual Marine Office, Inc., Mutual Marine Office of the Midwest, Inc. and Pacific Mutual Marine Office, Inc. (collectively referred to throughout this Agreement as "Employer" or "Company") and Robert W. Bailey, his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as "Employee"), agree that:

          1. Last Day of Employment. Employee's last day of employment with Employer is June 30, 2002.

          2. Consideration. In consideration for signing this Agreement and General Release and compliance with the promises made herein, Employer agrees:

                (a) to pay Employee the equivalent of one year's salary, $525,000 (Five Hundred Twenty Five Thousand Dollars and No Cents), less lawful deductions, to be paid out over one year in installments coinciding with usual semi-monthly payroll of Employer;

                (b) to continue Employee's medical, dental and life insurance for one year, deductions for said benefits to be taken out of semi-monthly installments described in subsection 2(a), above. Employee's contribution shall be no greater than employee's contribution would have been if he were still employed by the Employer;

                (c) pursuant to the NYMAGIC, INC. Stock Option Plan and the minutes of the December 5, 2000 Stock Option and Compensation Committee Meeting, Employee's Stock Option Agreements dated September 15, 1999 and December 21, 1999, are hereby amended to give Employee the immediate right to exercise the options remaining therein, and continuing for a period of twelve months following the Employee's last day of employment. Employer warrants and affirmatively represents that the Stock Option Plan and Agreement permit the exercise of options as set forth herein;

                (d) to pay Employee for expenses incurred and previously submitted to Employer for expense reimbursement in June 2002;

                (e) to pay Employee for nine (9) days which represent Employee's accrued vacation and sick pay;

                (f) to reimburse Employee up to $3,000.00 (Three Thousand Dollars and No Cents) for any legal fees incurred by him for the preparation of this Agreement and General Release, said reimbursement shall be made within seven (7) business days of Employee's presenting Employer with an invoice for fees; and


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                (g)  to release Employee of all claims, known or unknown,
asserted or unasserted, including, but not limited to, all actions or causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, bonuses, commissions, controversies, agreements, promises, claims, charges, complaints, and demands whatsoever in law or in equity, which against the Employee, the Employer may now have or hereafter can, shall, may or may have had, arising out of Employee's employment and/or separation of his employment.

          3. No Consideration Absent Execution of this Agreement. Employee understands and agrees that he would not receive the monies and/or benefits specified in paragraph "2" above, except for his execution of this Agreement and General Release and the fulfillment of the promises contained herein.

          4. Revocation. Employee may revoke this Agreement and General Release for a period of seven (7) calendar days following the day he executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Diane Votinelli and state, "I hereby revoke my acceptance of our Agreement and General Release." The revocation must be personally delivered to Diane Votinelli or her designee, or mailed to Diane Votinelli at Mutual Marine Office, 330 Madison Avenue, New York, New York, 10017 and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which Employee was employed at the time of his last day of employment, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

          5. General Release of Claims. Employee knowingly and voluntarily releases and forever discharges Employer, its parent corporation, affiliates, subsidiaries, divisions, successors and assigns and the current and former employees, officers, directors and agents thereof, of and from any and all claims, known and unknown, Employee has or may have against Employer as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

     o    Title VII of the Civil Rights Act of 1964, as amended;

     o    The Civil Rights Act of 1991;

     o Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

     o    The Employee Retirement Income Security Act of 1974, as amended;

     o    The Immigration Reform and Control Act, as amended;

     o    The Americans with Disabilities Act of 1990, as amended;









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     o    The Age Discrimination in Employment Act of 1967, as amended;

     o    The Workers Adjustment and Retraining Notification Act, as amended;

     o    The Occupational Safety and Health Act, as amended;

     o    The New York State Human Rights Act, as amended;

     o    The New York Executive Law, as amended;

     o    The New York City Administrative Code, as amended;

     o    The New York Civil Rights Act, as amended;

     o    The New York Equal Pay Law, as amended;

     o    The New York Whistleblower Law, as amended;

     o    The New York Labor Law, as amended;

     o    The New York Legal Activities Law, as amended;

     o    The New York Workers' Compensation Law, as amended;

     o    The New York occupational safety and health laws, as amended;

     o    The New York Minimum Wage Law, as amended;

     o Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

     o    Any public policy, contract, tort, or common law; or

     o Any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters.

          6. Affirmations. Employee affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Employer in any forum or form. Employee further affirms that he has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement and General Release. Employee further affirms that he has no known workplace injuries or










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occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act.

          7. Non-Competition. Employee covenants and agrees that for a period of one (1) year after June 30, 2002, Employee will not, without the express written consent of the Chairman of the Company, directly or indirectly, be employed by, own, manage, operate, control, participate in, or be associated in any manner with the ownership, management, operation or control of any insurance company or insurance business, or the development, manufacture, marketing, dissemination, sale, distribution or offering of products that are competitive to products offered by the Company. This restriction shall be limited in geographical scope to a radius of fifty (50) miles surrounding Employer's office located at 330 Madison Avenue, New York, New York..

          8. Confidential Information. Employee acknowledges and agrees that he has come into contact with, had access to and learned various technical and non-technical trade secrets and other Confidential Information, which are the property of the Employer. Such Confidential Information includes but is not limited to methods, procedures, devices and other means used by the Company in the conduct of its business, marketing plans and strategies, pricing plans and strategies, data processing programs, software programs, database applications, formulae, drawings, secret processes, machines and adaptations thereto, inventions, research projects, and all other matters of a technical nature, all of which Confidential Information is not publicly available, but has been developed by the Company at its great effort and expense; names and addresses of the Company's customers and clients and their representatives responsible for entering into contracts for the Company's products, customers or client leads or referrals, specific customer or client needs and requirements and the manner in which they have been met by the Company, information with respect to pricing, costs, profits, sales, markets, plans for future business and other development, all of which Confidential Information is not available from directories or other public sources. All of the Confidential Information has been developed, acquired or compiled by the Company at its great effort and expense.

          9. Non-Disclosure of Confidential Information. Employee acknowledges and agrees that any disclosure, divulging, revealing or other use of any of the aforesaid Confidential Information by the Employee, other than in connection with the Company's business will be highly detrimental to the business of the Company and serious loss of business and pecuniary damage may result therefrom. Accordingly, Employee specifically covenants and agrees to hold all such Confidential Information and any documents containing or reflecting the same in the strictest confidence, and Employee will not, without the Company's prior written consent, disclose, divulge or reveal to any person whomsoever, or use for any purpose other than the exclusive benefit of the Company, any Confidential Information whatsoever, whether contained in the Employee's memory or embodied in writing or other physical form.

          10. Consultation. Employee agrees to provide Employer with his services, as reasonably requested by the Employer for the period of up to one year following Employee's last day of employment. Such services shall not exceed twenty calendar days, for which Employee shall be paid at a mutually acceptable per diem fee to be agreed upon by Employee and Employer.









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Additionally, Employee shall be entitled to reimbursement of ordinary expenses incurred related to the services rendered.

          11. Confidentiality. Employee agrees not to disclose any information regarding the existence or substance of this Agreement and General Release, except to his spouse, tax advisor, and an attorney with whom Employee chooses to consult regarding his consideration of this Agreement and General Release. [Nothing herein is intended to or shall preclude Employee from filing a complaint and/or charge with any appropriate federal, state, or local government agency and/or cooperating with said agency in its investigation. Employee, however, shall not be entitled to receive any relief, recovery, or monies in connection with any complaint or charge brought against Employer, without regard as to who brought any said complaint or charge.]

          12. Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the state of New York without regard to its conflict of laws provision. In the event the Employee or the Employer breach any provision of this Agreement and General Release, Employee and Employer affirm that either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.

          13. Nonadmission of Wrongdoing. The parties agree that neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at anytime for any purpose as an admission by either party of any liability or unlawful conduct of any kind.

          14. Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

          15. Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties. Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.

          EMPLOYEE HAS BEEN ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.









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          EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE
TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

          HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH "2" ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST EMPLOYER.

          IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:



                                           NYMAGIC


------------------------------             By:
Robert W. Bailey                          ----------------------------
                                               George R. Trumbull
                                               Chairman, NYMAGIC, INC.


Date:
     -------------------------             Date:
                                                 ------------------------
















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Robert W. Bailey
32 Sedgwick Village
Darien, CT 06820



       Re:      Agreement and General Release
                -----------------------------

Dear Bob:

          This letter confirms that on June __, 2002, I personally delivered to you the enclosed Agreement and General Release. You have until July __, 2002 to consider this Agreement and General Release, in which you waive important rights, including those under the Age Discrimination in Employment Act of 1967. To this end, we advise you to consult with an attorney of your choosing prior to executing this Agreement and General Release.

                                    Very truly yours,

                                    NYMAGIC, INC.



                                    George T. Trumbull


















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                                  EXHIBIT "A"
                                  -----------









Diane Votinelli
Mutual Marine Office
330 Madison Avenue
New York, NY 10017




                            Re:      Agreement and General Release
                                     -----------------------------

Dear Diane:

On ______________ [date] I executed an Agreement and General Release between NYMAGIC, INC. and me. I was advised by NYMAGIC, INC., in writing, to consult with an attorney of my choosing, prior to executing this Agreement and General Release.

          More than seven (7) calendar days have elapsed since I executed the above-mentioned Agreement and General Release. I have at no time revoked my acceptance or execution of that Agreement and General Release and hereby reaffirm my acceptance of that Agreement and General Release. Therefore, in accordance with the terms of our Agreement and General Release, I hereby request payment of the monies described in paragraph 2 of that Agreement.

                                 Very truly yours,



                                 Robert W. Bailey
















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